Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) to be effective as of March 30, 2017 (the “Effective Date”), between PHH CORPORATION, a Maryland corporation (the “Company”), and MICHAEL BOGANSKY (the “Executive”).
Introduction

The Company and the Executive desire to enter into this Agreement pursuant to which the Company will continue to employ the Executive.
Agreement
NOW, THEREFORE, the parties agree as follows:

1.	Terms and Conditions of Employment.
(a)Employment. During the Term, Company will employ the Executive, and the Executive will serve as the Chief Financial Officer (“CFO”) of the Company. Executive will perform services on a full-time basis and will have such responsibilities and authority as may be consistent with his applicable position and as may from time to time be assigned to the Executive by the CEO of the Company and the Board that, are consistent with such position. In this capacity, Executive will provide unique services to the Company and be privy to the Company’s Confidential Information and Trade Secrets. Except to the extent prohibited by law or applicable listing requirements, the Executive will also be permitted to attend all meetings of the Board and executive sessions thereof by invitation of the Board, (except for portions of meetings or executive sessions involving discussions relating to the Executive’s employment, including without limitation, his compensation and performance (“Executive’s Employment Issues”)) and shall be provided copies of all materials provided to the Board (except those relating to Executive’s Employment Issues). The Executive’s primary office and the Company’s headquarters will be in Mt. Laurel, New Jersey.
(b)Exclusivity. Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment, shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company; provided, however, that this provision is not intended to prevent the Executive from managing his investments or engaging in charitable, civic, or political activities, so long as he gives his duties to the Company first priority and such other investment activities do not interfere with his performance of duties for the Company. Other than with regard to the Executive’s duties to the Company, the Executive will not accept any other employment during the Term, perform any consulting services during the Term, or serve on the board of directors or governing body of any other business, except with the prior written consent of the Board. Further, the Executive has disclosed on Exhibit A hereto, his investments in other than non-publicly traded securities s investments, and agrees during the Term not to make any investments during the Term hereof except as a passive investor. The Executive agrees during the Term not to own directly or indirectly equity securities of any company engaged in the Business of the Company (excluding the Company) that represents five percent (5%) or more of the value of voting power of the equity securities of such company.
2.Compensation.
(a)Base Salary. The Company shall pay the Executive base salary of $325,000.00 per annum, effective as of March 30, 2017. The base salary shall be payable in equal installments in accordance with the Company’s regular payroll practices.
(b)Bonus. The Executive shall be eligible to receive an annual management cash incentive bonus arising under the PHH Corporation 2014 Equity Incentive Plan and the PHH Corporation 2015 Management Incentive Plan, with a target award of 55% of the Executive’s annual base salary (the “Bonus”), which Bonus, if any, shall be payable (i) promptly following the availability to the Company of the required data to calculate the Bonus for the period for which the Bonus is earned (which data may in the Company’s discretion include audited financial statements), and (ii) by no later than March 15 of the year following the year for which the Bonus is earned. The Bonus criteria shall be determined in the discretion of the Human Capital and Compensation Committee of the Board (“Compensation Committee”) and shall consist of such objective, subjective and personal performance goals as the Compensation Committee shall, in its sole and absolute discretion, determine appropriate.

(c)Long-Term and Other Incentive Compensation. The Executive shall be entitled to equity or other long-term incentive compensation arising under the 2014 PHH Corporation Equity Incentive Plan from the Company to the extent provided by, and subject to the terms of, any plan, program, or agreement applicable to the Executive, provided that the target value under any such equity or long-term incentive compensation will be no less than 75% of the Executive’s then current base salary.. Nothing herein shall supersede the terms and conditions of any previously granted equity incentives, including without limitation, stock options granted to the Executive.
(d)Expenses. The Executive shall be entitled to be reimbursed in accordance with Company policy in effect for reasonable and necessary out-of-pocket expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company.
(e)Paid Time Off. The Executive shall be entitled to paid time off in accordance with the terms of Company policy in effect at the Effective Date.
(f)Benefits. In addition to the benefits payable to the Executive specifically described herein, the Executive shall be entitled to such benefits as generally may be made available to all other Executives of the Company from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.
(g)Withholding. All payments pursuant to this Agreement shall be reduced for any applicable state, local, or federal tax withholding obligations.
(h)Insurance and Indemnification. The Executive shall be entitled to coverage and indemnification with respect to his action or omissions as an officer of the Company, including advancement of expenses (if applicable), in accordance with and to the extent provided by the Company’s bylaws and articles of incorporation, and any separate indemnification agreement, if any, and any insurance policy maintained by the Company that covers officers with respect to such matters.
3.Term, Termination and Termination Payments.
(a)Term. The Term of this Agreement shall begin as of the Effective Date and it shall continue through March 31, 2018 at which time it will terminate unless extended pursuant to this paragraph. The Term of this Agreement shall be subject to extension by mutual written agreement of the Parties, for a period of any length as they may mutually agree, in which case the Term will continue through the end of such extension. Notwithstanding the foregoing, the Term of this Agreement shall be terminated before the date it would otherwise expire if this Agreement is terminated pursuant to Section 3(b) hereof.
(b)Termination. This Agreement and the employment of the Executive by the Company hereunder shall only be terminated: (i) by expiration of the Term; (ii) by the Company without Cause; (iii) by the Executive for Good Reason; (iv) by the Company or the Executive due to the Disability of the Executive; (v) by the Company for Cause; (vi) by the Executive for other than Good Reason or Disability, upon at least sixty (60) days prior written notice to the Company; or (vii) upon the death of the Executive. Notice of termination for any reason by any party shall be given sixty (60) prior to termination in writing and shall specify the basis for termination and the effective date of termination. Further, notice of termination for Cause by the Company or Good Reason by the Executive shall specify the facts alleged to constitute termination for Cause or Good Reason, as applicable and Executive shall be provided with thirty (30) days from the date notice is given by the Company during which Executive shall remain employed to have an opportunity to cure the underlying justification for the termination, provided the circumstances are reasonably determined by the Company, in its sole discretion, to be susceptible to cure. Except as provided in Section 3(c), the Executive shall not be entitled to any payments or benefits after the effective date of the termination of this Agreement, except for base salary pursuant to Section 2(a) accrued up to the effective date of termination, any unpaid earned Bonus, if any, pursuant to Section 2(b), expenses incurred before the date of termination of this Agreement that are required to be reimbursed pursuant to Section 2(d), pay for accrued but unused vacation in accordance with Company policy, any payments or benefits provided under the terms of any employee benefit and compensation agreements or plans applicable to the Executive, and any rights to payment the Executive has under Section 2(h).
(c)Termination by the Company without Cause or by the Executive for Good Reason.
(i)If the employment of the Executive is terminated by the Company without Cause or by the Executive for Good Reason, the Company will pay the Executive (A) the sum of (I) his base salary pursuant to Section 2(a) hereof, plus (II) an amount equal to one hundred percent (100%) of the target amount of the annual cash management incentive Bonus awarded to Executive for the year of termination, (or if Executive has not yet received an annual cash management incentive bonus award for the year of termination, one hundred percent (100%) of the annual cash management incentive bonus award for the prior year of termination); plus (III) a monthly amount equal to the cost of coverage (as determined pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, under the Company’s group health plan at the level in which Executive was enrolled at the time of termination of employment, with such sum payable in substantially equal monthly installments no less frequently than monthly for one (1) year following Executive’s termination; and (B) reasonable outplacement services to be provided by a provider selected by the Company, not to exceed the dollar limit under Code Section 402(g) for the year of Executive’s separation ($18,000 for 2017), to be used within two years of Executive’s termination of employment. Payment of amounts under this section (other than for outplacement services) shall be made bi-weekly in accordance with the Company’s normal payroll practice and shall commence within sixty (60) days following termination of employment and shall include all accrued installments from the date of termination of employment until the payment date; provided, however, that if the sixty (60) day period begins in one calendar year and ends in the following calendar year, no payment shall be made prior to the first day of such following calendar year; and provided further that if the Executive is a “specified employee” within the meaning of Code Section 409A, at the date of his termination of employment, then such portion of the payments that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his termination of employment. Notwithstanding the foregoing, if the total payments to be paid to the Executive hereunder, along with any other payments to the Executive, would result in the Executive being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering the excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Company. If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments. It is possible that, after the determinations and selections made pursuant to this Subsection with respect to the excise tax under Code Section 4999, Executive will receive compensation in the aggregate more than the amount provided under this Subsection (“Overpayment”) or less than the amount provided under this Subsection (“Underpayment”). In the event that: (W) the Company determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Company believes has a high probability of success, that an Overpayment has been made or (X) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the Overpayment until the date of repayment. In the event that: (Y) the Company, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred or (Z) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to Executive until the payment date.
(ii)If the Term is not extended and the Company or the Executive terminates the Executive’s employment upon expiration of the Term, such termination shall be deemed to be a termination of the Executive’s employment by the Company without Cause.
(iii)Notwithstanding any other provision hereof, as a condition to the payment of the amounts in this Section, the Executive shall be required to execute, return to the Company, and not revoke within the revocation period provided therein, the General Release Agreement (“Release”). The Company shall provide the Release to the Executive in sufficient time so that if the Executive timely executes and returns the Release, the revocation period will expire before the date payments of the amounts in this Section are scheduled to commence.
(d)Survival. The covenants in Section 3 hereof shall survive the termination of this Agreement and shall not be extinguished thereby.
(e)Separation from Service. References to termination of employment or similar terms hereunder shall mean a “separation from service” within the meaning of Code Section 409A.
(f)     Public Disclosure of Termination. The Company agrees to provide Executive with an opportunity to review and provide input with regard to any press release or other public disclosure that may be issued by the Company regarding Executive’s termination from employment for whatever reason. Agreement to Executive’s proposed comments shall not be unreasonably withheld by the Company.

4.	Ownership and Protection of Proprietary Information.
(a)Confidentiality. Executive acknowledges that as part of Executive’s employment with the Company, Executive has had access to and will continue to have access to Confidential Information. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all Confidential Information. Executive agrees to keep secret all Confidential Information to which Executive has had or may have access, and shall not use for Executive's own benefit or the benefit of any third party, or disclose, such Confidential Information to any person except (i) in the course of, and to the extent required to perform, Executive’s duties for the Company, (ii) to the extent required by applicable law, or (iii) to Executive’s personal advisors, to the extent such advisors agree to be bound by this provision. This obligation is understood to be in addition to any protection the Company may be entitled to under applicable law. Confidential Information shall not include any information that is within the public domain or enters the public domain through no act of the Executive. Nothing in this agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of Trade Secret or Confidential Information within the limitations permitted by the Defend Trade Secrets Act (DTSA). You are notified that under the DTSA, no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (x) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (xi) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order..
(b)Return of Company Property. Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 3 hereof), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession.
(c)Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive while employed or engaged by the Company prior to or after the date hereof. The covenants restricting the use of Confidential Information and Trade Secrets will continue to apply following termination of this Agreement for so long as permitted by the governing law.
5.Non-Competition, Non-Solicitation, and Non-Disparagement Provisions.
(a)Executive agrees that, during the Applicable Period Executive will not, directly or indirectly, whether on Executive’s own behalf, or on behalf of any third party, provide services substantially similar to the services Executive provided to the Company on the Determination Date to any Client of the Company or any Competing Business in the United States, or invest in or consult with any Client of the Company or any Competing Business, provided however, that nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded Company, Client of the Company or any Competing Business, so long as Executive has no active participation in the business of such company. In addition, nothing in this Section 5(a) shall prevent Executive from working for a company or business that in part competes against the Business of the Company as long as Executive will not be and is not involved in any way in any part of the company or business that competes against the Business of the Company.  For the sake of clarity, this last proviso is intended to allow Executive to work for a company or business that may have, as part of its operations, a Competing Business, as long as Executive is not involved in any way in any part of the business or operations that competes against the Business of the Company.
(b)Executive agrees that, during the Applicable Period Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any third party, solicit, induce or encourage any person who was employed by the Company, to terminate their employment with the Company.
(c)Executive agrees that, during the Applicable Period Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any third party, solicit any person or entity who was a customer or client of the Company or an actively sought prospective customer, client or target of the Company at any time during the twenty-four (24) month period immediately preceding the Determination Date, and with whom Executive has had Material Contact, for the purpose of offering any product or service that competes with the products or services offered by the Company within the United States .

(d)Executive agrees that Executive will not, directly or indirectly, whether on Executive’s own behalf or on behalf of any third party, interfere with any relationship that exists between the Company and any supplier or vendor to the Company with whom Executive had Material Contact at any time during the twenty-four (24) month period immediately preceding the Determination Date or attempt to dissuade any supplier or vendor from continuing its relationship with the Company.
(e)Executive will not disparage or defame, through verbal or written statements or otherwise, the Company or any of its members, directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation, business practices, good will, products and services of the Company or the personal or professional reputation of any of the Company’s members, directors, officers, agents or employees. This non-disparagement provision shall not be construed to prevent Executive from testifying truthfully under oath in a legal or regulatory proceeding or to restrict Executive’s right and responsibility to give truthful testimony under oath or preclude Executive from participating in an investigation, filing a charge, or otherwise communicating with the Equal Employment Opportunity Commission, the National Labor Relations Board, or other federal, state or local government agency. The Company, in its official capacity, will direct its officers and directors not to disparage or defame Executive, through verbal or written statements or otherwise.
(f)In the event that this Section 5 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.
(g)The provisions of this Section 5 shall survive termination of this Agreement.
(h)    Following the Executive’s termination of employment with the Company and its Affiliates, the Executive agrees to notify any subsequent employer of the restrictive covenants in Sections 4 and 5 and any other restrictive covenants contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated or possible future employer.

6.	Remedies and Enforceability.
The Executive agrees that the covenants, agreements, and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to either party , including, without limitation, termination of the Executive’s employment for Cause, the Company and Executive shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

7.	Contracts or Other Agreements with Former Business.
The Executive represents that there are no agreements executed by the Executive with a former employer or any business with which the Executive has been associated, which prohibit the Executive during any period of time during which the Executive works for the Company from: (a) competing with, or in any way participating in, a business which competes with the Executive’s former employer or business; (b) soliciting personnel of the former employer or business to leave such former employer’s employment or to leave such business; or (c) soliciting customers of the former employer or business on behalf of another business.

8.	Notice.
All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another), or via facsimile at the number below, or email at the address below:

If to the Company:	PHH Corporation
c/o General Counsel
3000 Leadenhall Road
Mt. Laurel, NJ 08054

If to the Executive:

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof. Notice by facsimile or email will be effective upon an acknowledgment of receipt by the intended recipient or his or its representative designated to the other party

9.	Miscellaneous.
(a)Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding on the Company’s successors and assigns. This Agreement may be assigned by the Company to any legal successor to the Company’s business by means of liquidation, dissolution, merger, consolidation, transfer of assets or otherwise, or to an entity that purchases all or substantially all of the assets of the Company, but not otherwise without the prior written consent of the Executive. In the event the Company assigns this Agreement as permitted by this Agreement and the Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee and the Executive will not be deemed to have terminated his employment hereunder until the Executive terminates his employment with the assignee. The Executive may not assign this Agreement.
(b)Waiver. The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.
(c)Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to conflicts of law. The parties further agree that any appropriate state or federal court sitting in the state of New Jersey shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be the exclusive forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.
(d)Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements; provided, however, that any awards under the PHH Corporation 2005 and 2014 Equity and Incentive Plan that are outstanding as of the date hereof shall remain in full force and effect.
(e)Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.
(f)Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.
(g)Captions and Section Headings. Except as set forth in Section 10 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

10.Definitions.
(a)“Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.
(b)“Applicable Period” means the period commencing as of the date of this Agreement and ending twelve (12) months after the termination of the Executive’s employment with the Company or any of its Affiliates for whatever reason.
(c)“Asset Sale” means a sale of a substantial portion of the assets of the Company or an Affiliate, as determined by the Compensation Committee, to a third party that does not constitute a Change in Control.
(d)“Business of the Company” means the provision of mortgage loan servicing and mortgage loan subservicing services, mortgage loan portfolio retention solutions to financial or other institutions and any related business in which the Company engages and for which the Executive has any responsibility as of the Determination Date.
(e)“Cause” means any one of the following, provided Company gives Executive prior written notice and an opportunity to cure as set forth in Section 3 of this Agreement: (i) a willful and material failure of Executive to substantially perform Executive’s duties with the Company or its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (ii) any act by Executive of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (iii) conviction (or plea of nolo contendere) of Executive for a felony or any crime involving moral turpitude; (iv) willful and repeated instances of negligence in the performance of the Executive’s job or any instance of willful gross negligence in the performance of Executive’s duties as an employee of the Company or one of its Subsidiaries; (v) any breach by Executive of any fiduciary obligation owed to the Company or any Subsidiary or (vi) any breach by Executive of a material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies, as amended from time to times; or (vii) intentional failure by Executive to perform Executive’s job duties for the Company or any Subsidiary to the best of Executive’s ability and in accordance with reasonable instructions and directions from the Board of Directors of the Company or its designee.
(f)“Change in Control” has the same meaning as “Change in Control” under the PHH Corporation 2014 Equity and Incentive Plan (without regard to any modification in any “Award Agreement” or “Award Program,” each as defined therein).
(g)“Client of the Company” means any financial institution or any other entity for whom the Company provides mortgage loan servicing and sub-servicing services or solutions.
(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Competing Business” means any person or entity that engages in the Business of the Company.
(j)“Confidential Information” means all non-public, confidential and/or proprietary information, matters and materials of the Company, and personal confidential or otherwise proprietary information regarding the Company’s employees, directors or consultants affiliated with the Company, including, but not limited to, documents, materials or information regarding, concerning or related to the Company’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, Trade Secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with the employees, sales representatives, editors and other professionals with which it works, software programs and codes, software development, access codes, and other similar materials or information, as well as all other information relating to the business of the Company which is not generally known to the public or within the mortgage industries
(k)“Determination Date” means (a) during Executive’s employment, the date for which compliance with Section 5 is being determined, and (b) following Executive’s termination of employment, the date of Executive’s termination of employment.
(l)“Disability” means the inability of the Executive to perform the material duties of his position hereunder due to a physical, mental, or emotional impairment, for a one hundred eight(180) consecutive day period or for aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.
(m)“Good Reason” means the occurrence of any one of the following (i) in connection with employment offered to Executive by a successor employer in connection with an Asset Sale or employment with the Company or a Subsidiary following a Change in Control: (A) a material diminution in Executive’s base compensation (from the amount in effect immediately before the date of the Change in Control or Asset Sale, if applicable); (B) a material change in the geographic location at which Executive is required to perform services; and (C) with regard to a Change in Control, any other action or inaction that constitutes a material breach by the Company or a Subsidiary of any agreement (including, without limitation, this Agreement) between Executive and the Company or such Subsidiary; provided, however, that for Executive to be able to resign for Good Reason Executive must give the Company notice of the above conditions within thirty (30)) days after the condition first exists, the Company must not have not remedied the condition within thirty (30) days after receiving written notice, and Executive must resign within (60) days after the Company’s failure to remedy and the resignation must occur within two (2) years following the date of the Change in Control or Asset Sale, as applicable. Executive shall continue to receive his compensation and remain employed under the terms of this Agreement during the 60 day notice and cure period hereunder in the event of a termination in connection with Good Reason.
(n) “Material Contact” means the contact within twenty-four (24) months prior to the Determination Date, between Executive and each supplier, vendor, Client of the Company, customer or prospective client, customers or targets: (i) with whom or which Executive had business dealings on behalf of the Company; or (ii) whose dealings with the Company were supervised by Executive; or (iii) about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s employment with the Company.
(o)“Release” means a comprehensive general release of claims, covenant not to sue, and non-disparagement agreement from the Executive in favor of the Company, its executives, officers, directors, Affiliates, and all related parties, in the form attached hereto as Exhibit C.
(p)“Subsidiary” means any corporation, limited partnership, limited liability company or other entity (other than the Company) in or of which the Company owns, directly or indirectly, an equity interest possessing fifty percent (50%) or more of the total combined voting power of all equity interests of such entity.
(q)“Term” means the term of this Agreement as described in Section 3(a) hereof.
(r)“Trade Secrets” means data and information relating to the Business of the Company or an Affiliate including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above.
THE COMPANY:

PHH CORPORATION

By:    /s/ Glen Messina

Title:    Chief Executive Officer

THE EXECUTIVE:

/s/ Michael Bogansky

EXHIBIT A
NONPUBLIC COMPANY ________- RELATED INVESTMENTS

EXHIBIT B

_____________
TAXABLE REIMBURSEMENT AND IN-KIND BENEFITS POLICY FOR IRC SECTION 409A COMPLIANCE
___________, 20___

This policy provides certain rules relating to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder (“Section 409A”) for the payment of taxable reimbursements incurred by, or in-kind benefits payable to, employees, directors and independent contractors, or other service providers, to the extent such contractors or service providers are subject to Section 409A (collectively, the “Recipients”) as a result of their relationship with __________ (the “Company”). It does not entitle any Recipient to reimbursement or payment of an expense that is not otherwise reimbursable under another plan, policy, program or agreement (a “Plan”) of the Company, but merely provides the rules under which any taxable reimbursement or in-kind benefit may be paid to a Recipient.

If such reimbursement or in-kind benefit is taxable to the Recipient, then the reimbursement or in-kind benefit will comply with the following rules in Section I or II:

I.	a. The Plan must provide an objectively determinable nondiscretionary definition of expenses eligible for reimbursement or the in-kind benefits to be provided.
b.    The expense must be incurred or in-kind benefit provided during the period that the Recipient is employed with or performing services for the Company, unless a different objectively and specifically prescribed period is specified with respect to the Recipient under the applicable Plan.
c.    The amount of expenses that are eligible for reimbursement, or in-kind benefits provided, during the Recipient’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
d.    Unless a shorter time period is specified in an applicable Plan, the reimbursement must be paid to the Recipient on or before the last day of the Recipient’s taxable year following the taxable year in which the expense was incurred.
e.    The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

II.	A taxable reimbursement or in-kind benefit otherwise will be made in a manner intended to avoid the imposition of tax under Section 409A.

EXHIBIT C
FORM OF GENERAL RELEASE AGREEMENT

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (“Agreement”) is by and between Rob Crowl (“Executive”) and PHH CORPORATION and its Board of Directors, subsidiaries, affiliates and related entities, (the “Company”) (Executive and the Company referred to together as the “Parties”).

WHEREAS, Executive’s employment with the Company, is terminated effective [TERMINATION DATE];

WHEREAS, during Executive’s employment, Executive executed an employment agreement, date, March 30, 2017, which contains, among other things, certain restrictive covenants and other post-employment restrictions, a copy of which is attached to this Agreement as Exhibit A (the “Employment Agreement”),

WHEREAS, Executive acknowledges that he is obligated to comply with the restrictions and covenants set forth in the Employment Agreement following his separation from employment, for whatever reason;

WHEREAS, as a result of Executive’s termination, Executive is eligible to receive severance benefits consistent with the Employment Agreement provided that Executive executes this General Release Agreement;

WHEREAS, the Parties desire to enter into this Agreement to clarify their respective rights and obligations with respect to the termination of his employment and provide for a release of claims and such other terms and conditions relating to such termination of employment as are set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, and intending to be legally bound hereby, the Parties agree as follows:

I.	Last Day of Employment

Executive’s last date of employment with the Company shall be [TERMINATION DATE] (the “Termination Date”).

II.	Consideration and Acknowledgement of Certain Obligations

(a)
In connection with Executive’s termination of employment, in order to clarify the rights and obligations of the Parties to this Agreement, Executive and the Company agree that Executive shall receive termination benefits as set forth in Section 3(c)(i) of Executive’s Employment Agreement, consistent with a termination without “Cause” / resignation for “Good Reason” as defined in the Employment Agreement and vesting and settlement of all outstanding long-term and other incentive compensation awards, as set forth on Exhibit B of this Agreement, consistent with the terms set forth therein or as consistent with any modifications to those awards and award agreements as may be made by the Human Capital and Compensation Committee of the PHH Corporation Board of Directors.

(b)
None of the foregoing payments or benefits will be made or provided if this Agreement have not been signed by Executive, and the Release has not become irrevocable, on or before [DEADLINE DATE]. Payment and provision of the foregoing benefits are conditioned on Executive’s continued compliance with the restrictive covenants in this Agreement, and other post-employment obligations that survive Executive’s termination.

(c )
Executive acknowledges that: (A) the payments and benefits set forth in this Agreement constitute full settlement of all his rights arising out of his employment and the termination of his employment with the Company, (B) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (C) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to Executive. Executive further acknowledges that, in the absence of his execution of this Agreement and the Release, benefits and payments specified in the “Consideration” section of the Agreement would not otherwise be due to Executive.

III.	General Release of Claims

In consideration for the payments by the Company to Executive set forth in Section II, which Executive acknowledges to be adequate in exchange for his execution of this Agreement, Executive further acknowledges, represents and agrees, as follows:

(a)
Executive without limitation hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries, divisions, affiliates, related entities, officers, agents, directors, supervisors, employees, representatives, successors and assigns, and all persons acting by, through, under, or in concert with any of them (collectively, “Released Parties”) from any and all charges, complaints, claims, causes of action, demands, controversies, agreements, promises, damages and liabilities of any kind or nature whatsoever, both at law and equity, known or unknown, suspected or unsuspected, anticipated or unanticipated (hereinafter referred to as “claim” or “claims”), arising from conduct occurring on or before the effective date of this Agreement and General Release, including without limitation any claims incidental to or arising out of Employee’s employment with the Company or the termination thereof with respect to all applicable federal, state or local fair employment practices laws, under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA “),the New Jersey Law Against Discrimination, N.J. Stat. Ann. § 10:5-1 et seq., and the New Jersey Equal Pay Act, N.J. Stat. Ann. § 34:11-56.1 et seq., the New Jersey Family Leave Act, N.J. Stat. Ann. § 34:11B-1 et seq., the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq., the Millville Dallas Airmotive Plant Job Loss Notification Act, P.L. 2007, c.212, C.34:21-2, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq. (“WARN”), all as amended, any other alleged violation of any local, state or federal law, regulation, ordinance, public policy, and/or any contract, tort, or fraud related claim arising under common law. This provision is intended by the parties to be all encompassing and to act as a full and total release of any claim, that Executive might have or has had, that exists or ever has existed on or to the effective date of this Agreement and General Release. In this regard, Executive agrees that by signing this Agreement and General Release and by acceptance of the payment described above, Executive gives up any and all rights Executive may have to file any claim or action which Executive may now have, has ever had, or may in the future have, with respect to any matter pertaining to or arising from Executive’s employment with the Company. In this regard, Executive agrees that this Agreement and General Release covers both known and unknown claims and actions.

(b)
The parties hereby acknowledge and agree that nothing in the Agreement and General Release shall be construed as a release of Executive’s non-waivable statutory rights under applicable federal and state law or rights to seek the enforcement of the Company’s obligations under this Agreement and General Release.

(c)
Older Worker Benefit Protection Act. As may be applicable to Executive under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), (“ADEA”), Executive understands and agrees that:

i.	Rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) are being waived, except as provided herein.

ii.
He has had the opportunity of a full 45 days within which to consider this Agreement and release provided herein before signing it, and if he has not taken the full time period, he has done so knowingly and voluntarily, thereby expressly waiving this time period and agreeing not to assert the invalidity of this Agreement and the general release provided herein or any portion thereof on this basis.

iii.
He has carefully read and fully understands all of the provisions of this Agreement and general release provided herein and is knowingly and voluntarily agreeing to be legally bound by all of the terms set forth in this Agreement.

iv.	He is, through this Agreement and the general release provided herein, releasing the Released Parties from any and all claims he may have against the Company or such individuals.

v.	He is hereby advised in writing to consider the terms of this Agreement and the general release provided herein and consult with an attorney of his choice prior to signing this Agreement.

vi.
He has a full 7 days following the execution of this Agreement to revoke this Agreement and the general release provided herein, and has been and hereby is advised in writing that this Agreement and general release shall not become effective or enforceable until the revocation period has expired. Revocation of this Agreement and the general release provided herein must be made in writing and must be received by the Vice President, Assistant General Counsel of PHH Corporation, 3000 Leadenhall Road, Mail Stop LGL, Mt. Laurel, NJ 08054 no later than close of business on the seventh full day after the execution of this Agreement and General Release.

vii.
He understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement and General Release is signed are not waived.

(d)
Executive, for himself, his heirs, administrators, representatives, executors, successors and to the maximum extent permitted by law, agrees that he has not filed, nor will file, a lawsuit asserting any claims which are released by this general release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release. Executive understands that nothing in this Agreement and General Release (including but not limited to the release of claims, promise not to sue, and confidentiality, cooperation, non-disparagement, and return of property provisions) (a) limits or affects his right to challenge the validity of this Release under the ADEA or the Older Worker Protection Act (“OWBPA”) or (b) prevents Executive from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (c) prevents Executive from exercising his rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in protected, concerted activity with other Executives, although by signing this Agreement and General Release Executive is waiving his right to recover any individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on his behalf by any third party, except for any right Executive may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

(e)
This General Release specifically excludes Executive’s indemnification as an officer and Executive of the Company or any affiliate thereof, coverage under any officers’ and directors’ liability insurance policies, and rights of defense (or the cost thereof) or indemnification under the Company’s bylaws or charter or resolution of the Company’s Board of Directors. This General Release also specifically excludes Executive’s rights to his vested Executive benefits. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by the restrictive covenants in the Restrictive Covenant Agreement that continue or are to be performed following termination of employment.

(f)
Nothing contained in this Agreement is intended to restrict Executive’s right and responsibility to give truthful testimony under oath or precludes Executive from participating in an investigation, filing a charge, or otherwise communicating with the EEOC, the SEC, the NLRB, or other federal, state or local government agency.

(g)
The provisions of this general release of claims are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This general release shall become effective and enforceable on the eighth day following execution by Executive, provided he does not exercise his right of revocation as described above. If Executive fails to sign this Agreement or revokes his signature, this Agreement will be without force or effect.

(h)
Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, NLRB or Department of Labor), or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). Executive is hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

IV.	Non-Disparagement

Executive represents that he has not and agrees that he will not in any way disparage the Company or any Released Party, their current and former officers, directors and Executives, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. Nothing contained in this paragraph is intended to restrict Executive’s right and responsibility to give truthful testimony under oath or precludes Executive from participating in an investigation, filing a charge, or otherwise communicating with the EEOC, SEC, the NLRB, or other federal, state or local government agency. The Company, in its official capacity, will direct its officers and directors not to disparage or defame Executive, through verbal or written statements or otherwise.

V.	Cooperation

(a)
Executive further agrees that, subject to reimbursement of reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including any pending or future litigation, investigations, or governmental proceedings) which relates to matters with which Executive was involved during his employment with the Company. Executive will render such cooperation in a timely manner upon reasonable notice from the Company.

(b)
Executive further agrees that within five (5) business days after the Termination Date, Executive will update his professional profiles on any social media or other social networking sites to delete any references to his status as an officer of the Company and remove PHH Corporation as his current employer.

VI.	Return of Company Property.

Executive represents and warrants that he has delivered to the Company all originals, copies (whether in electronic or hard copy format, and materials derived from such materials of all computers, disks, drives, documents, cell phones, equipment, emails, papers, keys, property, notes, writings, manuals and other materials (included but not limited to that stored on a personal computer), obtained from the Company, developed by Executive, acquired by Executive as a result of, or during the course of, his employment with the Company (collectively “Company Property”). Executive further acknowledges that he has not transferred or stored any Company Property through a drop box or other icloud repository or similar medium. Executive shall not seek later to recreate, write down or reconstruct any of this Company Property.

VII.	Arbitration

Any dispute arising out of or relating to this Agreement will be resolved by arbitration administered exclusively in Cherry Hill, New Jersey by JAMS, or at such other location in New Jersey which is mutually agreeable to the Parties and the selected JAMS arbitrator or arbitrators, pursuant to its then-prevailing Employment Arbitration Rules & Procedures, before an arbitrator or arbitrators whose decision shall be final, binding and conclusive on the Parties, and judgment on the award may be entered in any court having jurisdiction. The Company shall bear any and all costs of the arbitration process, excluding any attorneys’ fees incurred by Executive with regard to such arbitration.

VIII.	Miscellaneous

(a)
No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any other person to Executive, or by Executive or any other person to the Company.

(b)
Absence of Reliance. Executive acknowledges that in agreeing to this Agreement, she has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Agreement.

(c)
No Right to Reinstatement. Executive agrees that should he apply for reinstatement with the Company or any other member of the Company or seek in any way to be reinstated, re-employed or hired by the Company or any other member of the Company in the future, Company is under no obligation to hire Executive.

(d)	Section Headings. The section headings are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.

(e)
409A Compliance. With the exception of the terms of any outstanding long term incentive awards, the parties agree that the payments and benefits under Section II of this Agreement will, to the maximum extent possible, not be subject to the 6 month delay in payment described in Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”) due to application of exemptions under Section 409A, including without limitation Treasury Regulations Section 1.409A-1(b)(9)(iii) (the “two times, two year rule”). However, Executive agrees that if Executive is a “specified employee” under Section 409A, then any amounts that are considered deferred compensation subject to Section 409A will, to the extent necessary to comply with Section 409A, be subject to a 6-month delay provided in Section 409A. For purposes of Section 409Athe right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, that are not exempt from Section 409A, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(f)
Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Secretary of the Company, or to Executive at the home address most recently communicated by Executive to the Company in writing.

(g)
Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators and heirs. Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, without the written consent of Executive.

(h)
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

(i)
Entire Agreement; Amendments. Except as otherwise expressly provided herein and in the Agreement and documents attached hereto as Exhibits A and B, this Agreement contains the entire agreement and understanding of the Parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. Except as otherwise expressly provided herein and in the Agreement and Documents attached hereto as Exhibits A and B and in any outstanding incentive or other compensation award agreements, this Agreement shall control in the event of a conflict with any other agreement or document. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the Parties hereto.

(j)	Governing Law. This Agreement will be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

(k)
Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the dates specified below.

THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE. EXECUTIVE UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY UP THROUGH THE EFFECTIVE DATE OF THIS RELEASE; AND HE ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE.

IF THIS DOCUMENT IS RETURNED EARLIER THAN 45 DAYS, THEN EXECUTIVE additionally acknowledges and warrants that he has voluntarily and knowingly waived the 45 Day review period, and this decision to accept a shortened period of time is not induced by THE COMPANY through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 45 days, or by providing different terms to Executives who sign releases prior to the expiration of such time period. I, [NAME], HAVING READ THE FOREGOING RELEASE, UNDERSTANDING ITS CONTENT AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL OF MY CHOICE, DO HEREBY KNOWINGLY AND VOLUNTARILY SIGN THIS AGREEMENT, THEREBY WAIVING AND RELEASING MY CLAIMS, ON ________ ___, 201[ ].

By: __________________________        By:    _____________________

PHH Corporation
Date: ______________                Date:    _______________

EXHIBIT A

EMPLOYMENT AGREEMENT

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EXHIBIT B

LIST OF ALL OUTSTANDING LONG TERM OR OTHER INCENTIVE AWARDS EXISTING AT THE TIME OF TERMINATION OF EMPLOYMENT GRANTED UNDER THE UNDER 2005 AND/OR 2014 EQUITY INCENTIVE PLANS

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